ELECTROSOURCE, INC.
                     2809 IH 35 South
                 San Marcos, Texas   78666

May 5, 2000


Dear Shareholder:

I want to take this opportunity to invite you to the annual meeting of shareholders at the San Marcos Activity Center, 501 East Hopkins, San Marcos, Texas on June 14, 2000, at 10:00 am. Enclosed is the Proxy Statement with voting instructions as well as the 1999 Annual Report (Securities and Exchange Commission Form 10-K).

At this meeting, we will vote on the matters described in the Proxy Statement. We know that it is not practical for most shareholders to attend the Annual Meeting in person. Whether or not you attend the Annual Meeting, we strongly encourage you to designate the proxies shown on the enclosed card to vote your shares. We are pleased to offer you the option of voting by mail for designating the proxies and indicating your voting preferences; you may simply complete, sign, date and return by mail the proxy card in the enclosed envelope.

In response to the SEC's recent emphasis on clear and simple communications to shareholders and investors, our proxy statement is written in "plain English." We hope you like this simplified format and welcome your comments.

Following the business meeting and a brief overview of Company activities, attendees will be given the opportunity to tour the manufacturing facilities at 2809 IH 35 South. The current level of production is at an all-time high. To respond to a growing business, much of our existing equipment is being utilized around the clock. To operate at this level, we have increased the number of manufacturing associates, and plan to increase the employee base during this fiscal year as new equipment is acquired and commissioned.

During your tour of the plant, you will see two basic battery designs in production: the 12H85 and the E-POWER, which is our new 12-volt, 25 Ah battery. Several variants of these two basic designs are being produced for a variety of applications, each of which requires a slight modification of the basic cell design to maximize performance and service life. Both of these products and their variants are finding acceptance in electric and hybrid-electric vehicles, engine starting and emergency power applications. Including these variants, the Company has six products being produced in these two basic designs.

The Company has emerged from fiscal year 1999 highly focused on production and cost containment. We are confident and excited about our potential for growth and profitability.

Hope to see you at the annual meeting. Thank you for your continued interest in and support of Electrosource, Inc.

Sincerely,

    /s/
Benny E. Jay
President/Chief Executive Officer

                     QUESTIONS and  ANSWERS

Q: What am I voting on?
A: Two proposals.  Item numbers refer to item numbers on proxy card.
          Item 1.  Election of three directors
          Item 2 Ratification of appointment of Weaver & Tidwell LLP as independent auditors of the Company

Q: Who can vote?
A: All stockholders of record at the close of business on April
   17, 2000 are entitled to vote. Holders of the Company's Common stock ("Common Stock") are entitled to one vote per share. Fractional shares may not be voted. All shares of Common Stock vote together as one class.

Q: Who can attend the meeting?
A: All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. If you wish to vote shares held in "street name" at the meeting, you will need to secure a Proxy from your broker authorizing you to vote such shares. Everyone must check in at the registration desk at the meeting.

Q: How do I vote?
A: By mail: Complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope.

   By voting in the way listed above, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions.

Q: What happens if I do not indicate my preference for one of the items?
A: If you do not indicate how you wish to vote for one or more of the nominees for Director, the proxies will vote FOR election of all the nominees for Directors (Item 1). If you leave Item 2 blank, the proxies will vote FOR ratification of the appointment of Weaver & Tidwell LLP (Item 2).

Q: What if I vote and then change my mind?
A: You can revoke your proxy by writing to us, by voting again via mail, or by attending the meeting and casting your vote in person. Your last vote will be the vote that is counted.

Q: What constitutes a quorum?
A: As of the record date, April 17, 2000, the Company had 13,226,533 shares of Common Stock outstanding. The holders of Common Stock have the right to cast a total of 13,226,533 votes. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly designated the proxies and indicated your voting preferences by mail, you will be considered part of the quorum, and the proxies will vote your shares as you have instructed them. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

Q: Is my vote confidential?
A: Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are kept confidential except in certain circumstances where it is important to protect the interests of the Company and its shareholders. Generally, only the inspectors of election and the employees of Harris Trust & Savings Bank processing the votes will have access to your name. They will not disclose your name as the author of any comments you include on the proxy card unless you ask that your name be disclosed to management.

Q: Who will count the votes?
A: Employees of Harris Trust & Savings Bank will tabulate the votes and act as the inspectors of election.

Q: What shares are included on the proxy card?
A: The shares listed on your card sent by the Company represent all the shares of Common Stock held in your name (as distinguished from those held in "street" name). You will receive a separate card or cards from your broker if you hold shares in "street" name.

Q: What does it mean if I get more than one proxy card?
A: It indicates that your shares are held in more than one account, such as two brokerage accounts and registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better shareholder service. You may do this by contacting your broker. If you are a holder of record, you may do this by contacting our transfer agent, Harris Trust & Savings Bank at 312/360-5475.

Q:   Whom can I call with any questions?
A: You may call the office of the Corporate Secretary at ELECTROSOURCE at 512-753-6500.




                       ELECTROSOURCE, INC.

                   ANNUAL SHAREHOLDERS MEETING
                         PROXY STATEMENT


                            CONTENTS

                      General Information                              1
                     *Election of Directors                            3
                      Compensation/Stock Option Committee Report on
                          Executive Compensation(1)                    6
*We expect to vote    Performance Graph(1)                             9
on these items at     Executive Compensation and Other Information     9
the meeting.          Employment Agreements                            9
                      Compensation Committee Interlocks and
                          Insider Participation                       12
                      Section 16(a) Beneficial Ownership
                          Reporting Compliance                        13
                     *Selection of Independent Auditors               14
                      ELECTROSOURCE Stock Ownership                   14
                      Voting Procedures/Revoking Your Proxy           16
                      Submission of Stockowner Proposals              17
                      Other Business                                  17


(1) The Compensation/Stock Option Committee report and the performance graph will not be incorporated by reference into any present or future filings we make with the SEC, even if those reports incorporated all or any part of this proxy statement.





                       ELECTROSOURCE, INC.
                        2809 IH 35 South
                    San Marcos, Texas  78666
                          United States

                   ANNUAL SHAREHOLDERS MEETING
                         PROXY STATEMENT

                  Date:   June 14, 2000
                  Time:   10:00 A.M., Central Daylight Savings Time
                 Place:   San Marcos Activity Center
The Meeting is            501 East Hopkins
in San Marcos.            San Marcos, Texas

          Record  Date:   Close of Business, April 17, 2000.  If you
                          were a stockholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes.
                          On the record date, we had 13,226,533 shares of our common stock outstanding.

                Agenda:   1.  Elect 3 directors.

                          2. Ratify the selection of Weaver and Tidwell LLP as our independent auditors for 2000.

                          3.  Any other proper business.

               Proxies:   Unless you tell us on the proxy card to vote
We will follow your       differently, we will vote signed returned proxies
Voting instructions.      "FOR" the Board's nominees and "FOR" Item 2.
If none, we will vote     The Board or proxy holders will use their discretion
Signed proxies for        on other matters.  If a nominee cannot or will not
the proposals.            serve as a director, the Board or proxy holders will
                          vote for a person whom they believe will carry on our present policies.

                  Board   YOUR BOARD OF DIRECTORS RECOMMENDS YOU
       Recommendations:   VOTE IN FAVOR OF THE ELECTION OF DIRECTORS AND THE
                          APPOINTMENT OF WEAVER AND TIDWELL LLP.

                Proxies   The Board of Directors
          Solicited By:

          First Mailing   We anticipate first mailing of this proxy statement
                  Date:   on or about May 8, 2000

               Revoking   You may revoke your proxy before it is voted at the
            Your Proxy:   meeting.  To revoke, follow the procedures listed on
                          page 20 under "Voting Procedures/Revoking Your Proxy."

We welcome         Your   Your comments about any aspects of our business are
your          Comments:   welcome.  You may use the space provided on the proxy
comments.  The            card for this purpose, if desired.  Although we may
proxy card has            not respond on an individual basis, your comments help
room for them.            us to measure your satisfaction, and we may benefit
                          from your suggestions.

IF YOU PLAN TO ATTEND:
Please note that space limitations make it necessary to limit attendance. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. If you wish to vote shares held in "street name" at the meeting, you will need to secure a Proxy from your broker authorizing you to vote such shares.

                 PLEASE VOTE - YOUR VOTE IS IMPORTANT

It will be helpful to us if you will read the Proxy Statement and the voting instructions on the proxy card, and then vote by filling out, signing and dating the proxy card and returning it by mail. Prompt return of your proxy will help reduce the costs of any additional mailings.

                        ELECTION OF DIRECTORS
       Board Structure:   The Board has eight members.  The directors are
                          divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve for three-year terms.

BOARD NOMINEES            (Item 1)

           Terms Expire   (Director) (Names and Offices Held with ELECTROSOURCE)
            at the 2000   Richard E. Balzhiser - Director (67)
         Annual Meeting   Electrosource, Inc., 1997 to Present; 1996-Present,
                          President Emeritus, Electric Power Research Institute
                          (EPRI); 1988-1996 President and CEO, EPRI; 1996-
                          Present, Director, Reliant Energy, The Aerospace Co., and Nexant.

We will elect 3           Nathan P. Morton - Director (51)
Directors this year.      Electrosource, Inc., 1995 to Present; CEO, BuildNet,
We urge you to vote       1998 to present; Chairman, Handtech.com, 1998 to
FOR Dr. Balzhiser, and    present; Chairman, Starpower Home Entertainment Inc.,
Messrs. Morton and        1996 to present; Senior Partner, Channel Marketing
Winckless.                Corporation, 1994-Present; Co-Chairman/Chief Executive
                          Officer, Computer City, Inc., 1997-1998; President and Chief Executive Officer, Open Environment
                          Corporation, 1994-1996; Director, Consolidated Stores,
                          1990-present; Director, E-Machines, 1999-present.

                          Clifford G. Winckless - Director (52)
                          Electrosource, Inc., June 1998 to present; Director, Kamkorp Ltd., 1994 to present, Secretary 1995 to 1997; Director, Frazer-Nash Research Ltd., 1993 to Present, Secretary 1995 to 1997; Director, Frazer-Nash Engineering Technology Ltd., 1998 to Present; Director, Electrosource International Ltd., 1998 to present; Frazer-Nash Technology Ltd., Director 1993 to present, Secretary 1995 to 1998; Director Kamkorp Investments Ltd., 1997 to present; Director, Molegate Ltd., 1994 to Present.

CONTINUING DIRECTORS:

           Terms Expire   William F. Griffin-Director (52)
            at the 2001   Electrosource, Inc., December 1998 to present;
         Annual Meeting   President, Chief Executive Officer and Chairman of the
                          Board, Electrosource, Inc., December 1998 to September
                          1999; Executive Vice President/Marketing, April 1996 to December 1998; Vice President, COMPUSA, 1990-1995.

                          Kamal Siddiqi - Director (47)
                          Electrosource, Inc., June 1998 to Present; Director, Kamkorp Ltd., 1992 to Present; Director, Frazer-Nash Research Ltd., 1992 to Present; Director, Frazer-Nash Engineering Technology Ltd., 1998 to Present; Director, Electrosource International Ltd., 1998 to Present; Director, Frazer-Nash Technology Ltd., 1992 to Present; Director, Kamkorp Investments Ltd., 1997 to Present.

           Terms Expire   Norman Hackerman - Director (88)
            at the 2002   Electrosource, Inc., 1993 to Present; Chairman,
        Annual Meeting:   Scientific Advisory Board, Robert A. Welch Foundation,
                          for more than five years; Director, American General
                          Portfolio Fund, for more than five years.

                          Benny E. Jay - Director (61)
                          President and Chief Executive Officer, Electrosource, Inc., August 1999 to Present; Executive Vice President, Electrosource, Inc., December 1998 to September 1999; Chief Technical Officer, Electrosource, Inc., 1995-1998; Executive Vice President, Electrosource, Inc., 1994-1995; President and Chief Executive Officer, Electrosource, Inc., 1992-1994.

                          Roger G. Musson - Director (50)
                          Electrosource, Inc., June 1998 to Present; Director and Secretary, Kamkorp Ltd., 1997 to Present; Director and Secretary, Frazer-Nash Research Ltd., 1997 to Present; Director and Secretary, Frazer-Nash Engineering Technology Ltd., 1998 to present; Director and Secretary, Electrosource International Ltd., 1998 to present; Director and Secretary, Frazer-Nash Technology Ltd., 1999 to present; Director and Secretary, Kamkorp Investments Ltd., 1997 to present; Financial Controller, Vickers PLC, 1987-1997.

EXECUTIVE OFFICERS

CHRIS MORRIS (54)         Electrosource, Inc., Vice President/Chief Operating
                          Officer, January 1999 to Present; Technical Manager,
                          October 1998 to December 1998; Next Century Power,
                          Inc., Vice President Manufacturing, August 1998 to
                          October 1998; Electrosource, Inc., Chief Engineer,
                          November 1997 to July 1998; Vice President of
                          Technical Operations, November 1995 to November 1997;
                          and Chief Engineer, November 1994 to November 1995.

DONALD C. PERRIELLO       Electrosource, Inc., Vice President/Finance and
(51)                      Treasurer, May 1999 to Present; Self-employed
                          Consultant, February 1999 to May 1999; Chief
                          Financial Officer, JRL Systems, Inc., December 1997 to February 1999; Self-employed, August 1995 to
                          December 1997; Controller, Treasurer and Assistant
                          Corporate Secretary, Electrosource, Inc., February
                          1992 to July 1995.

BOARD INFORMATION

                  Board   In 1999, the Board held a total of seven regular
              Meetings:   meetings and special meetings.  Four directors
                          attended at least 75 percent of his or her Board and committee meetings. Directors Balzhiser, Siddiqi and Winckless attended 71 percent of the meetings, while
                          Mr. Morton attended 57 percent of the meetings.

                  Board   The Executive Committee was discontinued when no
            Committees:   members were appointed to the Committee at the Board
                          Meeting of June 22, 1999.

                          The Audit Committee recommends appointment of the Company's independent auditors. The Audit Committee acts as a liaison between the Company's Board of Directors and the Company's independent certified public accountants. The Audit Committee meets periodically with the accountants to review the Company's accounting and reporting practices and its accounting and financial controls. It also approves audit reports and plans, accounting policies, financial statements, internal audit reports, internal controls, audit fees and certain other expenses. The Audit Committee held two meetings in 1999. All members are non-employee directors.
                          Members:
                               James M. Rosel, Chair (2); Nathan P. Morton, and Roger G. Musson

                          The Finance Committee was discontinued when no members were appointed to the Committee at the Board Meeting of June 22, 1999.

                          The Compensation/Stock Option Committee manages executive officer compensation. It also administers our compensation and incentive plans, including the 1996 Stock Option Plan and the 1999 Stock Option Plan. The committee evaluates the competitiveness of ELECTROSOURCE'S compensation and the performance of the Chief Executive Officer. It held five regular and special meetings in 1999. All members of the committee are non-employee directors.
                          Members:
                               Norman Hackerman, Chair; Richard E. Balzhiser; James M. Rosel (2), Clifford Winckless.

                          The Nominating Committee recommends to the Company's Board of Directors candidates for election as directors of the Company. The Nominating Committee held one regular meeting during 1999. The names of potential director candidates are drawn from a number of sources, including recommendation from members of the Board, management, and shareholders. Stockholders wishing to recommend director nominees should submit name and address and pertinent information about the proposed nominee similar to that set forth for the nominees named herein in writing not less than sixty days prior to the scheduled date of the meeting by a Stockholder of record, accompanied by the consent of the person nominated to serve if elected.
                          Members:
                               Richard E. Balzhiser, Chair; Norman Hackerman, Roger G. Musson, Kamal Siddiqi, and Clifford G. Winckless.

(2) Mr. Rosel served as a director from December 1998 until April 2000. During this time, he was a member of the Audit Committee and the Compenation/Stock Option Committee.



BOARD COMPENSATION

Directors      Retainer   We reimburse directors for any reasonable expenses
receive       and Fees:   related to their Board service.  Directors and
no fees for               members of  Committees who are employees of the
their services,           Company are not separately compensated for Board
only expense              and Committee activities.
reimbursements
         Stock Options:   Pursuant to the Company's 1996 Stock Option Plan, each
                          director of the Company that is not an employee or officer of the Company receives a one-time grant of options to purchase 15,000 shares of Common Stock at the time such person becomes a director. All options are exercisable six months from the date of grant under the 1996 Stock Option Plan. In addition, each director will be awarded an option to purchase 2,000 shares annually commencing with the second anniversary of the date on which the director joined the Board.
                          Directors of the Company that are also employees or officers of the Company are eligible for grants of options under the Company's 1996 Stock Option Plan;
                          the number of options granted and the vesting schedule of such options are determined by the Company's
                          Compensation/Stock Option Committee. The exercise price of each option granted under the plan is not less than the market price of the Common Stock at the date of grant, but in no event less than the par value of the stock.

                          Pursuant to the Company's 1999 Stock Option Plan, each director of the Company that is not an employee or officer of the Company receives a one-time grant of options to purchase 15,000 shares of Common Stock under this or any prior plan at the time such person becomes a director. All options are exercisable at six months from the date of grant under the 1999 Stock Option Plan. In addition, each director will be awarded an option to purchase 2,000 shares annually under this or any other prior plan commencing with the second anniversary of the date on which the director joined the Board. Directors of the Company that are also employees or officers of the Company are eligible for grants of options under the Company's 1999 Stock Option Plan; the number of options granted and the vesting schedule of such options are determined by the Company's Compensation/Stock Option Committee. The exercise price of each option granted under the plan is not less than the market price of the Common Stock at the date of grant, but in no event less than the par value of the stock.

                       COMPENSATION/STOCK OPTION COMMITTEE
                         REPORT ON EXECUTIVE COMPENSATION

         The Committee:   The Compensation/Stock Option Committee is comprised
                          only of independent directors as defined by the SEC and IRS. The committee exercises the Board's powers in compensating executive officers of ELECTROSOURCE and its subsidiaries. The committee administers
                          ELECTROSOURCE'S incentive plans, including the 1996
                          Stock Option Plan and the 1999 Stock Option Plan.
                          ELECTROSOURCE'S compensation program helps
                          ELECTROSOURCE to attract, retain and motivate all of the Company's employees and to align their efforts with increases in stockholder value and ELECTROSOURCE's profitability. ELECTROSOURCE makes every effort to assure the Company's compensation program is consistent with ELECTROSOURCE's values and furthers its business strategy.

                Overall   The committee has developed a compensation program for
            Objectives:   executive and key employees designed to meet the
                          following goals.

ELECTROSOURCE's             Reward performance that increases the value of your
Compensation programs         stock.
seek to fulfill these       Attract, retain and motivate executives and key
objectives                    employees with competitive compensation
                              opportunities.
                            Build and encourage ownership of the Company's
                              shares.
                            Balance short-term and long-term strategic goals.
                            Address the concerns of shareowners, employees, the
                              financial community and the general public.

                          To meet these objectives, the committee studied competitive compensation data and implemented the base salary and annual and long-term incentive programs discussed below.

              Executive   The committee reviews executives' pay each year.
           Compensation   Compensation depends on many factors, including
             Generally:   individual performance and responsibilities, future
                          challenges and objectives and how the executive might contribute to the Company's future success. The committee also looks at ELECTROSOURCE's financial performance and the compensation levels at comparable companies.

    Total Compensation:   During fiscal 1999, executive compensation consisted
                          of three components: (A) base pay; (b) year-end bonus;
                          and (c) awards under the Company's Stock Option Plans
                          (the "Plans"). The committee established total compensation levels for the executives at the compensation of other similar companies, adjusted in light of ELECTROSOURCE's and the executive's performance. The committee's primary objective is to incentivize the Company's executives. Doing so helps encourage performance that increases the value of your shares. As a result, maximum performanc warrants additional rewards.

           Base Salary:   The committee sets the Company's base salaries for
                          executives after considering the factors noted above.
                          The committee links the performance of each executive to the amount of compensation paid to such executive.
                          The committee reserves the right to make subjective judgments in assessing compensation relative to an individual executive's contribution to the overall performance of the Company.

               Fees and   Year-end bonuses of less than $1,200 for non-executive
                 Bonus:   employees are determined by management.  A bonus for
                          any employee in excess of $1,200 must be approved by the committee. The committee authorized no bonuses during 1999.

    Stock Option Plans:   1996 Stock Option Plan.  The 1996 Stock Option Plan
                          was approved by the Board in August 1996, and approved by Stockholders at the 1997 Annual Meeting. Under the
                          1996 Stock Option Plan, all outstanding options under the various previous plans then in place were aggregated under the 1996 Plan, and all the other plans were terminated. The committee recommended, and the Board approved, an award of additional shares to selected executives based upon the ability of such individuals to impact the long-term success of the Company.

                          1999 Stock Option Plan. The 1999 Stock Option Plan was approved by the Board in March 1999 and approved by the Stockholders at the 1999 Annual Meeting. No shares have been granted under this plan at this time.

     Tax Code Concerns:   Section 162(m) of the Internal Revenue Code disallows
                          the corporate income tax deduction on executive compensation paid to certain executives in excess of $1 million per year, unless that income meets permitted exceptions. One exception is if the pay is based on performance, under stringent tests established by that section. However, this is not a concern for the Company at this time since no executive of the Company earns in excess of $1 million per year.

           Stock Option   Electrosource has been granting stock options to its
              Programs:   employees since 1988.  From time to time, options are
                          granted to non-executive employees.  Non-executive
Key employees are         employees received options to purchase a total of
eligible to receive       24,083 shares in 1999.  Those grants constituted
options.  These grants    about 11.8% of the options granted last year.  These
help motivate these       grants help motivate outstanding performance by all
employees.                the Company's employees, and encourage everyone at
                          Electrosource, not just executives, to increase the value of Electrosource shares.

                    CEO   Benny Jay took over as CEO in August, 1999.  We set
          Compensation:   Mr. Jay's total compensation based on Electrosource's
                          performance, his individual performance, compensation at other companies, and the desire to retain him. His salary and incentives reflect the leadership, vision and focus he has provided. We believe that with Mr.
                          Jay in control, Electrosource is positioned for future success.

            Conclusion:   We believe that the executive team has provided
                          outstanding service to ELECTROSOURCE. We will work to assure the executive compensation programs continue to meet the Company's strategic goals as well as the overall objectives discussed above.

                              Norman Hackerman, Chairman
                              Richard E. Balzhiser
                              Clifford G. Winckless
                              Members, Compensation/Stock Option Committee(3)

                          (3) Mr. Rosel served as a member of Compensation/ Stock Option Committee until his resignation as of April 6, 2000.

                        PERFORMANCE GRAPH
           Comparison of Cumulative Total Return Among
   ELECTROSOURCE, Nasdaq Index and Nasdaq Electronic Component Index(1)

                1994       1995       1996       1997       1998       1999
NASDAQ         100.00     156.50     270.59     283.66     438.54     860.41

Electronic     100.00     141.30     173.80     212.91     300.00     542.10
Components

Electrosource  100.00      47.00      20.21       7.68       1.99       6.77


CRSP
Total Return
As of Dec. 31  411.197    681.024   1177.737   1234.605   1908.392   3743.791

Electronic
Components
Index
As of Dec. 31  244.532    345.609    425.222    521.032    734.202   1326.416

ELSI
As of Dec. 31   30.625     14.375      6.219      2.375       .625      2.750


(1) Assumes $100 invested on December 31, 1994, and no dividends. Historical data does not necessarily predict future growth.

  The above chart presents the total shareholder return with respect to the Company's Common Stock for each of the last five years, compared to the total return over the same period of (i) all NASDAQ U.S. stocks and (ii) all NASDAQ electronic component stocks. Stockholder return for a given year is measured by the difference between the Company's share price at the end and beginning of each calendar year. Dividends are not a factor in the computation of the Company's total return because the Company paid no dividends during the periods represented. Closing prices at the end of each year have been compared to the beginning index value, with cumulative returns for each subsequent year measured as a change from that base.

          EXECUTIVE COMPENSATION AND OTHER INFORMATION

             Summary of   The following table summarizes the compensation we
          Compensation:   paid the Chairman, President and Chief Executive
                          Officer and each of the three other most highly compensated executive officers as of the end of 1999, based on salary and other compensation. The Company has no Employment Agreements.

[CAPTION]

                              SUMMARY COMPENSATION TABLE
                                                         Long-Term Compensation (5)
                          Annual Compensation                 Awards         Payouts
                                              Other    Restricted                    All other
                                             Annual       Stock   Securities   LTIP   Compen-
Name and Principal                 Bonus($)  Compen-     Award(s) Underlying Payouts  sation
Position(1)         Year  Salary($) (2)(3)  sation($)(4)    $     Options(#)   ($)     ($)

William F. Griffin  1999  201,225      0       1,927               65,000(6)          4,048(8)
President, CEO      1998  154,968      0       2,446               52,500(7)         19,327(9)
and Acting          1997  146,385      0       2,339               17,500(6)         38,838(10)
Chairman(until
August 1999)

Benny E. Jay        1999  110,195      0       1,100               45,000(6)
President, CEO and  1998  111,692      0       1,100               30,000(7)
Acting Chairman     1997  107,308      0       1,069               10,000(6)
(August 1999-
present)

Chris Morris        1999  115,351      0       1,000               45,000(6)
Vice President      1998   94,331      0       1,000                    0
Chief Operating     1997  117,975      0       1,048               17,500(6)
Officer

Ajoy Datta          1999  105,650      0       2,446                5,000(6)
Technical Vice      1998   99,460      0       2,446               25,500(7)
President           1997   90,767      0       1,683                7,500(6)

(1) No executive officer serving during 1999 (other than officers shown on this table) earned in excess of $100,000 in annual salary and bonus in 1997, 1998 and 1999.
(2)  Includes deferred compensation, if any.
(3) Bonus payments depend on both ELECTROSOURCE's and individual performance. No bonus is paid unless set performance levels are achieved.
(4) All amounts shown were received as a Company contribution under the 401(k) plan which is available to all employees of the Company and is paid as a uniform percentage of the amount of employee contribution.
(5) The Company has made no restrictive stock awards and has no long-term incentive plans.
(6) Reflects options to purchase stated number of shares of Common Stock granted during respective years.
(7) Reflects options to purchase stated number of shares of Common Stock granted during prior years and regranted/repriced during 1998. No additional options to purchase were granted to listed individuals during 1998.
(8) Includes reimbursement for travel between residence and place of business, lodging and local transportation for 1999.
(9) Includes $16,041 reimbursement for travel between residence and place of business and $3,286 reimbursement for lodging, local transportation and miscellaneous expenses for 1998.
(10) Includes $3l,780 reimbursement for travel between residence and place of business and $7,058 reimbursement for lodging, local transportation and miscellaneous expenses for 1997.

                  Stock   The following table lists our grants during 1999 of
               Options:   stock options to officers named in the Summary
                          Compensation Table.  The amounts shown as potential
                          realizable values rely on arbitrarily assumed rates of
Option only have          share price appreciation prescribed by the SEC.  In
value if our share        assessing those values, please note that the ultimate
price increases           value of the options, as well as your shares, depends
                          on actual future share values.

                          The potential realizable values for all stock option holders represent the corresponding increases in the value of outstanding shares, assuming all 274,083 option shares were outstanding. Annual appreciation at 5% from the grant date would increase the market value of all outstanding option shares by more than 62%, and 10% annual appreciation would increase it by more than 159% over the 10-year option term.

                OPTION GRANTS IN LAST FISCAL YEAR
                        INDIVIDUAL GRANTS
[CAPTION]

                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                                 Annual Rates
                                                                                of Stock Price
                                                                                Appreciation
                                                                               for Option Term
                       Number of    % of Total
                      Securities     Options/
                      Underlying    Granted to
                       Options     Employee in     Base Price    Expiration
    Name              Granted(1)   Fiscal Year    ($/Share)(2)     Date        5%($)     10%($)

William F. Griffin      65,000        31.8           $1.750         2/3/2009    71,537    181,288

Benny E. Jay            15,000         7.3            1.750         2/3/2009    16,508     41,836
                        30,000        14.7            1.156         8/4/2009    21,810     56,271

Chris Morris            30,000        14.7            1.750         2/3/2009    33,017     86,671
                        15,000         7.3            1.156         8/4/2009    10,905     27,635

Ajoy Datta               5,000         2.4            1.750         2/3/2009     5,503     13,945

(1)  The Options granted may be either incentive or non-qualified options
(2)  The exercise price of all options is equal to the market price of the Common Stock as of the date of grant.
`
            1999 Option   The following table lists the number of shares
              Holdings:   acquired and the value realized as a result of option
                          exercises during 1999 for the listed officers. It also includes the number and value of their exercisable and non-exercisable options as of December 31, 1999. The table contains values for "in the money" options, meaning a positive spread between the year-end share price of $2.75 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

[CAPTION]

           AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR-END OPTION VALUES

                                        Number of Securities                Value of
                                       Underlying Unexercised       Unexercised In-the-Money
                                      Options at FiscalYear-End   Options at Fiscal Year-end(1)
                    Shares
                   Acquired
                      on
                   Exercise  Value
     Name              #    Realized  Exercisable  Unexercisable  Exercisable  Unexercisable

William F. Griffin     0        0        74,166        43,334       $83,984       $43,334

Benny E. Jay           0        0        35,000        40,000       $40,610       $57,820

Chris Morris           0        0        10,000        35,000       $10,000       $43,910

Ajoy Datta             0        0        27,166         3,334       $31,935        $3,334

(1) Based on the $2.75 per share close market price of the Common Stock as reported on NASDAQ as of December 31, 1999 (last market day of year).

COMPENSATION/             Dr. Hackerman and Messrs. Winckless, Rosel, and
STOCK OPTION              Balzhiser were members of the Company's Compensation/
COMMITTEE                 Stock Option Committee throughout 1999.  None of these
INTERLOCKS AND            committee members is or has been an officer of the
INSIDER                   Company with the exception of Mr. Rosel who served
PARTICIPATION             as Vice President/Finance and General Counsel from
                          1994 until August 1998 and as a Director from December 1998 until April 2000.

                          Mr. Winckless is a Director of Kamkorp, Limited, and other companies within the Kamkorp group. See "Certain Relationships and Related Transactions" below for a description of the relationship of the Company to the Kamkorp entities.

                          Mr. Nathan Morton, Director, and Mr. William Griffin, Director, are related as brothers-in-law.

CERTAIN                   Transactions with Kamkorp Limited.  During 1998,
RELATIONSHIPS AND         Kamkorp Limited, a private company located in Great
RELATED                   Britain, acquired a controlling stock interest in the
TRANSACTIONS              Company.  See "Changes in Control" below.  Mesrs.
                          Siddiqi, Musson and Winckless, directors of the Company are directors and holders of all the shares of Kamkorp Limited. Mr. Siddiqi, who holds an 85% interest in Kamkorp Limited, serves as a Director and Chairman; Mr. Winckless with a 10% interest serves as Managing Director; and Mr. Musson with a 5% interest serves as Finance Director.

                          During 1998, the Company received a purchase order for 5,800 batteries for delivery during the second half of 1998 from Electrosource International Limited ("EIL"), a newly-formed distribution company 100% owned by Kamkorp. EIL, in turn received a purchase order for 5,800 batteries from Perusahaan Otomobile Elektric (Malaysia) Sdn. Bhd. ("POEM"), an emerging Malaysian joint venture company in which Kamkorp affiliates hold a significant minority interest, engaged in the production of electric vehicles developed by companies within the Kamkorp group.

                          As of January 1, 1999, ELECTROSOURCE had delivered 2,062 batteries under the purchase order, no deliveries have been made in 1999. The Company completed negotiations of the terms of a purchase order for 8,000 batteries from EIL for delivery beginning during the second half of 1999. The order replaces the previous order for 5,800 batteries. EIL took delivery of 2,062 batteries under the previous order and made a $507,500 down payment equal to fifty percent of the purchase price of the entire order. The Company will retain the entire amount paid under the previous order. The new order will therefore represent 4,262 net new batteries ordered, given the undelivered portion of the previous order, which has now been cancelled.

                          Contract with Bastrop Metal Products. Mr. Charles L. Mathews, Chief Engineer for the Company, is the sole owner, director and officer of Bastrop Metal Products, Inc. In November 1995, Development Agreement and Agreement for Purchase of Machinery and Supplies between the Company and Charles L. Mathews was executed under which Mr. Mathews contracted to manufacture and provide to the Company coextruders for use in present and anticipated Company production facilities at a set price per single head coextruder. In addition, Mr. Mathews agrees to develop certain other equipment to be utilized in the Company's manufacturing operations. The Company will own all intellectual property rights as well as all engineering drawings to this equipment.

SECTION 16(a)             Based on a review of reports filed by our directors,
BENEFICIAL                executive officers and beneficial holders of 10% or
OWNERSHIP                 more of our shares, and upon representations from
REPORTING                 those persons, all SEC stock ownership reports
COMPLIANCE                required to be filed by those reporting persons during
                          1999 were timely made.

CHANGE IN CONTROL         The Company does not know of any arrangements that
OF THE COMPANY            would result in a change of control.


SELECTION OF INDEPENDENT AUDITORS  (Item 2)

                          We ask that you approve the following resolution on the appointment of our independent auditors.

                              RESOLVED, that the stockowners ratify the appointment of Weaver and Tidwell LLP to audit the accounts of ELECTROSOURCE and its subsidiaries for the fiscal year 2000.

                          The Board appointed them as our independent auditors for 2000, upon recommendation of the Audit Committee. We expect a representative of Weaver and Tidwell LLP to attend the meeting, respond to appropriate questions and be given an opportunity to speak.

                          The Board recommends that you vote "FOR" the ratification of the appointment of Weaver and Tidwell LLP as ELECTROSOURCE's independent auditors for 2000.

ELECTROSOURCE             The following tables list our share ownership for the
SHARE OWNERSHIP           persons or groups specified.  Ownership includes
                          direct and indirect (beneficial) ownership as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.
                          Information in the first table is as of April 3, 2000.
                          Information in the second table is as of the latest reports by those entities received by us. That table lists the beneficial owners of at least 5% of our shares.

                DIRECTORS, NOMINEES FOR DIRECTOR
                     AND EXECUTIVE OFFICERS

                                     Amount and Nature of      Percentage of
     Name            Position(s)    Beneficial Ownership(1)  Outstanding Shares

Benny E. Jay         President/CEO,            0                       *
                     Director and         44,999 Options(2)
                     Acting Chairman
                     (August 1999 to
                     present)

Richard E. Balzhiser Director                  0                       *
                                          19,000 Options(2)

William F. Griffin   Director              8,719                       *
                     President/CEO,       50,000 Warrants(3)
                     Acting Chairman      74,166 Options (2)
                     (December 1998 to
                     August 1999)

Norman Hackerman     Director                403                       *
                                          21,000 Options(2)

Nathan P. Morton     Director                500                       *
                                          21,000 Options(2)

Roger G. Musson      Director          8,130,000(4)                  70.2
                     Chief Financial   3,870,000(5)
                     Officer              15,000 Options(2)

James M. Rosel(6)    Director                100                       *
                                          25,003 Warrants(3)
                                          15,000 Options(2)

Kamal Siddiqi        Director          8,130,000(7)                 70.2
                                       3,870,000(8)
                                          15,000 Options(2)

Clifford Winckless   Director          8,130,000(9)                 70.2
                                       3,870,000(10)
                                          15,000 Options(2)

All Directors, Nominees for            8,139,722                    70.8
Director, and Executive Officers         100,006 Warrants
as a Group                             4,180,165 Options(2)

*    Less than 1 percent
(1) Each case of beneficial owner has sole voting and investment power except as otherwise indicated in Notes 3, 4, 5, and 7 through 10.
(2)  Includes Option shares exercisable in sixty days or less.
(3)  Acquired in Private Placement of January 1997.
(4) Total shares owned by Kamkorp Limited of which Mr. Musson owns five percent. As five percent shareholder and director of Kamkorp Limited, Mr. Musson may be considered to share voting and investment powers with respect to such shares. Mr. Musson disclaims beneficial ownership of such shares.
(5) Kamkorp owns options to purchase 3,870,000 of Common Stock under the Stock Purchase Agreement and an Option Agreement dated October 27, 1999. As five percent shareholder and director of Kamkorp Limited, Mr. Musson may be considered to share voting and investment powers with respect to such shares. Mr. Musson disclaims beneficial ownership of such shares.
(6)  Mr. Rosel resigned as Vice President, Finance and General Counsel in
     August 1998. At the time of his resignation, Mr. Rosel had been granted options to purchase 47,667 shares of common stock at an exercise price of $1.563 per share, subsequently, all such options expired unexercised under the terms and conditions of the 1996 Stock Option Plan. He was appointed to the Board of Directors in December 1998 at which time he was granted an option to purchase 15,000 shares of common stock at an exercise price of $1.00 pr share; subsequently, as of April 6, 2000, Mr. Rosel resigned as a director.
(7) Total shares owned by Kamkorp Limited of which Mr. Siddiqi owns eighty-five percent. As eighty-five percent shareholder and director of Kamkorp Limited, Mr. Siddiqi may be considered to share voting and investment powers with respect to such shares. Mr. Siddiqi disclaims beneficial ownership of such shares.
(8) Kamkorp owns options to purchase 3,870,000 of Common Stock under the Stock Purchase Agreement and an Option Agreement dated October 27, 1999. As eighty-five percent shareholder and director of Kamkorp Limited, Mr. Siddiqi be considered to share voting and investment powers with respect to such shares. Mr. Siddiqi disclaims beneficial ownership of such shares.
(9) Total shares owned by Kamkorp Limited of which Mr. Winckless owns ten percent. As ten percent shareholder and director of Kamkorp Limited, Mr. Winckless may be considered to share voting and investment powers with respect to such shares. Mr. Winckless disclaims beneficial ownership of such shares.
(10) Kamkorp owns options to purchase 3,870,000 of Common Stock under the Stock Purchase Agreement and an Option Agreement dated October 27, 1999. As ten percent shareholder and director of Kamkorp Limited, Mr. Winckless may be considered to share voting and investment powers with respect to such shares. Mr. Winckless disclaims beneficial ownership of such shares.

                    CERTAIN BENEFICIAL OWNERS

                                           Amount and Nature
                                             of Beneficial      Percentage
   Name and Address of Beneficial Owner       Ownership(1)       of Shares

         Kamkorp Limited                      8,130,000(2)         70.2
         Mytchett Place, Mytchett             3,870,000(3)
         Surrey GU16 6DQ England

(1) The information is based on reported ownership as of April 17, 2000. The owners report they hold the shares for themselves and their affiliates, advisory clients and investors. The entities may disclaim that they constitute a "group" for purposes of owning these shares.
(2)  Total shares owned by Kamkorp, Limited.
(3) Kamkorp owns options to purchase 3,870,000 of Common Stock under the Stock Purchase Agreement and an Option Agreement dated October 27, 1999.

                     VOTING PROCEDURES/REVOKING YOUR PROXY

     To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least majority of the outstanding shares on the Record Date (6,613,267 shares) are present in person or by proxy. All matters other than the election of directors submitted to you at the meeting will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or our Certificate of Incorporation or Bylaws.

     Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareowners and brokers returning proxies or attending the meeting who abstain from voting on a proposition will could towards a quorum, plurality or majority for that proposition.

     The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

                          Proxies may be revoked if you:

                              Deliver a signed, written revocation letter,
You can change your           dated later than the proxy, to Audrey T. Dearing,
mind after sending in a       Corporate Secretary, at 2809 IH 35 South, San
proxy, until the meeting,     Marcos, Texas  78666;
by following these
procedures                    Deliver a signed proxy, dated later than the first
                              one, to Harris Trust and Savings Bank, 311 W.
                              Monroe Street, Post Office Box A3800, Chicago, IL
                              606690-9608; or

                              Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

                  Proxy       Harris Trust & Savings Bank, Inc. will help us
          Solicitation:       tabulate proxies at no cost other than expenses.
                              Our employees may also solicit proxies for no additional compensation. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

                       SUBMISSION OF STOCKOWNER PROPOSALS

                              From time to time, stockowners seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at the annual meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for the 2001 annual meeting no later than January 22, 2001, for possible inclusion in the proxy statement. If the date of the 2001 Annual Meeting of Shareholders, which is expected to take place on May 24, 2001, is changed by more than 30 days from May 24, then shareholder proposals must be received a reasonable time before the Company begins to print and mail its proxy materials. Proposals submitted outside the procedures established by Rule 14a-8 must be received between February 13 and March 5, 2001.

                                  OTHER BUSINESS

                              The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

         By order of the Board of Directors.

                                   /s/
                              Benny E. Jay
                              President and Chief Executive Officer.

                                 PLEASE VOTE - YOUR VOTE IS IMPORTANT